UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

EXP WORLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 333-168025

Delaware	98-0681092
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1321 King Street, Suite 1
Bellingham, WA 98229
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (360) 685-4206

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

eXp World Holdings, Inc. (the “Company”) has announced the appointments of Richard S. Miller and Randall D. Miles as independent members of the Company’s Board of Directors, effective as of July 20, 2016. The Board increased its size from four to six members and appointed Messrs. Miller and Miles to fill the vacancies, pursuant to the Company’s Bylaws.

Richard S. Miller, Independent Director

For over 25 years Mr. Miller has held senior leadership positions in companies ranging from a Fortune 10 to a startup. His extensive experience as a turnaround specialist and an expert in sustainable growth has been applied as an executive inside organizations and as a confidant advising from outside companies. Mr. Miller began his career as a sales trainee at Sperry/Unisys and left 15 years later as Divisional VP/GM of North America. Mr. Miller was recruited by AT&T where he served as President of the $13B Global Services unit. He later served as President, COO, and as a Board member at internet startup OPUS360 where he led the company’s successful IPO. Mr. Miller was later recruited by Lucent Technologies to lead their $21B world-wide sales efforts. Later, he was named President, Lucent Government Solutions. Mr. Miller also served as CEO at the Balance & Stretch Center, a non-profit focused on supporting children with diabetes.

Mr. Miller is currently CEO at Being Chief LLC, where he serves as an advisor to a broad range of Chiefs, across a diverse number of industries. He is also an author and public speaker. Mr. Miller’s success and unconventional approach has been highlighted in Harvard Business Review, Selling Power, USA Today, Yahoo, and MSN Business. Most recently, Mr. Miller was named to serve on the Executive Committee for the Strategic Innovation Lab at Case University’s Weatherhead School of Management, focusing on sustainable growth.

Mr. Miller has earned a Bachelor of Arts degree in Management from Bentley University and a Master’s degree in Business Administration from Columbia University. The Board believes that Mr. Miller is well qualified to serve on the Company’s board of directors because of his extensive management experience, particularly in managing sustainable growth.

Randall D. Miles, Independent Director

For over 25 years Mr. Miles has held senior leadership positions in global financial services, financial technology and investment banking companies.  His extensive investment banking background at bulge bracket, regional and boutique firms advising financial services companies on strategic and financial needs has crossed many disciplines.  Mr. Miles transactional and advisory experience is complemented by leadership of public and private equity backed financial technology, specialty finance and software companies that have included Chairman and CEO at LIONMTS where he was nominated for the Ernst & Young Entrepreneur of the Year award, CEO at Syngence Corporation, COO of AtlasBanc Holdings Corp. and CEO of Advantage Funding / NAFCO Holdings which grew to in excess of $1 billion.

Mr. Miles was Managing Partner at SCM Capital Group, a global strategic and financial advisory firm, where he served beginning in 2000 through January 2013. Subsequently, he served as a Managing Director at Riparian Partners, a division of Oppenheimer & Co., Inc. Since June 2014, Mr. Miles has served as Senior Managing Director, Head of FIG and COO, Investment Banking at Cantor Fitzgerald & Co. Mr. Miles has held senior leadership roles at Oppenheimer & Co., D.A. Davidson and & Co., The First Boston Corporation (Credit Suisse) Meridian Capital and Greenwich Capital Markets.  Mr. Miles has broad public, private and nonprofit board experience and has been active for many years in leadership roles with the Make-A-Wish Foundation. He presently serves on the boards of Kuity, Corp. and Posiba, Inc. as Vice Chairman and Chairman respectively.

2

Mr. Miles holds a BBA from the University of Washington and holds FINRA licenses Series 7, 24, 63 and 79. The Board believes that Mr. Miles is well qualified to serve on the Company’s board of directors because of his extensive background in investment banking and financial services.

While the Company’s Board does not currently have a nominating, compensation, or audit committee, the Board believes that both Mr. Miller and Mr. Miles would be well qualified to serve as independent directors on such committees upon their establishment. Neither Mr. Miller nor Mr. Miles has any current or prior relationship with the Company that would require disclosure under Item 404(A) of Regulation S-K.

In connection with their appointment as independent directors, the Company has agreed to compensate each of Mr. Miller and Mr. Miles as follows:

•	Cash of $75,000 per year;
•	The award of stock options to purchase One Million Three Hundred Fifty Thousand (1,000,000) shares of the Corporation’s restricted common stock (the “Shares”) at an exercise price equal to fair market value on the grant date, with the Shares vesting over a three year period in equal monthly installments; and
•	Reimbursement of expenses reasonably incurred in the performance of duties as a Board member.

On July 26, 2016, the Company issued a press release announcing the appointments of Messrs. Miller and Miles to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated July 26, 2016

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 26, 2016

EXP WORLD HOLDINGS, INC.

By:	/s/ Alan Goldman
Alan Goldman Chief Financial Officer

4